MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

DANIEL LEIS

and

ALEKSANDRA LEIS

EOSEDU, LLC

and

BOXLIGHT CORPORATION

Dated as of September __, 2018

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF THE BUYER
5.1.	Organization of BOXL	23
5.2.	Authorization of Transactions	23
5.3.	Noncontravention	23
5.4.	Brokers Fees	24
5.5.	SEC Filings	24
5.6.	Absence of Certain Changes	25
5.7.	Compliance with Laws	25
5.8.	Actions	26
5.9.	Employees	26
5.10.	Product Warranty	26
5.11.	Product Liability	26
5.12.	Intellectual Property	26
5.13.	Real Property	27
5.14.	Material Contracts	27
5.15.	Transactions with Affiliates	27
5.16.	Investment Company Act	27
5.17.	Finders and Brokers	27

ARTICLE VI	COVENANTS
6.1.	General	28
6.2.	Notices and Consents	28
6.3.	Operation of Business	28
6.4.	Full Access	29
6.5.	Exclusivity	29
6.6.	Efforts	30
6.7.	Maintenance of Insurance	30
6.8.	Satisfactory Due Diligence	30
6.9.	Notice and Supplemental Information	30
6.10.	Public Announcements	30
6.11.	Consistent Tax Reporting	31
6.12.	Termination of Shareholder Agreements	31
6.13.	Resignation of Officers and Directors	31
6.14.	Transition	31
6.15.	Confidentiality	31
6.16.	Noncompetition	31
6.17.	Post-Closing Covenants	32

ARTICLE VII	CONDITIONS TO OBLIGATION OF BOXL
7.1.	Representations and Warranties True as of Closing Date	33
7.2.	Compliance with Covenants	33
7.3.	Consents	33
7.4.	Actions or Proceedings	33
7.5.	Certificate	33
7.6.	Financial Condition at Closing	33
7.7.	Documents	33

ARTICLE VIII	CONDITIONS TO OBLIGATION OF THE SELLERS
8.1.	Representations and Warranties True as of Closing	34
8.2.	Compliance with Covenants	34
8.3.	Actions or Proceedings	34
8.4.	Certificate	34
8.5.	Documents	34

ARTICLE IX	SURVIVAL AND REMEDY; INDEMNIFICATION
9.1.	Survival of Representations and Warranties	34
9.2.	Indemnification by the Sellers	35
9.3.	Indemnification by BOXL	35

ARTICLE X	TAX MATTERS
10.1.	Tax Returns	36
10.2.	Consistent Tax Reporting	37
10.3.	Payment of Taxes by Purchaser	37
10.4.	Payment of Taxes by Sellers	37

ARTICLE XI	TERMINATION
11.1.	Termination of Agreement	38
11.2.	Effect of Termination	38

ARTICLE XII	MISCELLANEOUS
12.1.	Expenses	38
12.2.	Press Releases and Public Announcements	38
12.3.	No Third-Party Beneficiaries	39
12.4.	Entire Agreement	39
12.5.	Succession and Assignment	39
12.6.	Counterparts	39
12.7.	Headings	39
12.8.	Notices	39
12.9.	Governing Law	39
12.10.	Amendments and Waivers	39
12.11.	Severability	39
12.12.	Construction	39
12.13.	Incorporation of Exhibits and Annexes	40
12.14.	Specific Performance	40
12.15.	Submission to Jurisdiction	40

Exhibits
Exhibit A	-	Form of Employment Agreements
Exhibit B	-	Lockup and Leak-Out Agreement
Exhibit C	-	Restated Company Operating Agreement
Exhibit D	-	Stock Option Letters

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of September __, 2018, is made and entered into by and among Daniel Leis, an individual (“D. Leis”), Aleksandra Leis, an individual (“A. Leis”); EOSEDU, LLC, an Arizona limited liability company, doing business as “EOS Education” (the “Company”), and Boxlight Corporation, a corporation organized under the laws of the State of Nevada (“BOXL” or the “Purchaser”).

D. Leis and A. Leis are hereinafter sometimes individually referred to as a “Seller” and collectively, as the “Sellers”.

W I T N E S S E T H:

WHEREAS, on the Closing Date, the Sellers are the record and beneficial owners of 100% of the Company Membership Interests;

WHEREAS, the Company and its existing Subsidiaries, constituting the Company are engaged in the operation of the Business;

WHEREAS, BOXL wishes to purchase the Company Membership Interests from the Sellers and the Sellers desire to sell to BOXL all of the Company Membership Interests, in exchange for the Purchase Price;

WHEREAS, on the Closing Date, the Company shall enter into the Employment Agreements hereinafter described.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the parties agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Definitions. The following terms shall have the following meanings for the purposes of this Agreement.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, Liens, losses, expenses, and fees, including court costs and attorneys’ fees and expenses.

“Affiliate” means, with respect to any specified Person, a Person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

“Affiliated Group” means any affiliated group within the meaning of Tax Codes §1504(a) or any similar group defined under a similar provision of state, local or foreign Law.

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“Agreement” means this Membership Interest Purchase Agreement, including all exhibits and schedules hereto, as it may be amended from time to time.

“Article IV Parties” has the meaning as that term is defined in the lead in paragraph to Article IV of this Agreement.

“Authority” means any United States or foreign governmental regulatory or administrative body, governmental agency, governmental subdivision or authority, any court or judicial authority, any public, private or industry governmental regulatory authority, whether foreign, national, federal, state or local or otherwise, or any Person lawfully empowered by any of the foregoing to enforce or seek compliance with any regulation.

“Board of Sellers” shall mean all of the members of the board of managers of the Company.

“BOXL” has the meaning set forth in the preamble.

“BOXL Common Stock” means the shares of Class A voting common stock, $0.0001 par value per share of BOXL.

“BOXL Financials” has the meaning set forth in Section 5.5(c) of this Agreement.

“BOXL Material Contract” has the meaning set forth in Section 5.14(a) of this Agreement.

“BOXL Preferred Stock” shall have the meaning set forth in Section 5.4(b) of this Agreement.

“BOXL IPO” shall mean initial public offering of 1,000,000 shares of BOXL Common Stock at an initial offering price of $7.00 per share, pursuant to a registration statement on Form S-1 declared effective by the SEC on September 5, 2017; which BOXL IPO was consummated on November 30, 2017.

“BOXL SEC Reports” has the meaning set forth in Section 5.5(a) of this Agreement.

“BOXL Shares” means an aggregate of One Hundred Thousand (100,000) shares of BOXL Common Stock.

“Business” means the business of providing technology consulting, training, and professional development services to create sustainable programs that integrate technology with curriculum in K-12 schools and districts.

“Business Day” shall mean any day of the week, other than Saturday, Sunday or other day in which the banks in New York City are not open for business.

“Closing” has the meaning set forth in Section 2.4 below.

“Closing Date” has the meaning set forth in Section 2.4 below.

“Closing Date Balance Sheet” has the meaning set forth in Section 2.5(h).

“Company” has the meaning set forth in the Recitals to this Agreement.

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“Company Membership Interests” means the collective reference to 100% of the issued and outstanding membership interest equity of the Company.

“Competing Purchase Transaction” has the meaning set forth in Section 6.5(b).

“Competing Sale Transaction” has the meaning set forth in Section 6.5(a).

“Competitive Business” shall has the meaning set forth in Section 6.22(a) of this Agreement.

“Confidential Information” means any information concerning the businesses and affairs of the Company that is not already generally available to the public.

“Contract” means any contract, lease, commitment, understanding, sales order, purchase order, agreement, indenture, mortgage, note, bond, right, warrant, instrument, plan, permit or license, whether written or oral, which is intended or purports to be binding and enforceable.

“Deductible” has the meaning set forth in Section 9.4(c).

“Due Diligence Investigation” has the meaning set forth in Section 6.8 of this Agreement.

“EDGAR” shall mean the Electronic Data Gathering, Analysis, and Retrieval system.

“Employee Benefit Plan” means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“Employment Agreements” shall mean the three year employment agreements to be entered into between the Company and each of the Sellers on the Closing Date, and substantially in the form of Exhibit A annexed hereto and made a part hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exclusivity Period” has the meaning set forth in Section 6.5 of this Agreement.

“Furnished Financial Statements” means the unaudited consolidated balance sheets, statements of operations and statements of cash flows of the Company as at December 31, 2016 and December 31, 2017 and for the two fiscal years ended in 2016 and 2017, respectively, and the unaudited consolidated balance sheet and, statement of operations of the Company as at July 31, 2018 and for the seven months then ended, all as furnished to BOXL.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

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“Indebtedness” shall mean, with respect to any Person, without duplication: (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, line of credit note or similar instruments, or upon which interest payments are customarily made; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the Ordinary Course of Business); (d) all obligations (including earn-out obligations) of such Person incurred, issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt and accrued expenses incurred in the ordinary course of business and due within one year of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person; (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (f) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed); (g) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product plus any accrued interest thereon; (h) all obligations of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venture; and (i) obligations of such Person under non-compete agreements to the extent such obligations are quantifiable contingent obligations of such Person under generally accepted accounting principles.

“Indemnification Claim” has the meaning set forth in Section 9.1(a).

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“IPO” has the meaning set forth in Section 6.9 of this Agreement.

“Knowledge” means actual knowledge of the Sellers and Boxlight, as applicable, after reasonable investigation.

“Law” means any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Authority.

“Leased Property” has the meaning set forth in Section 4.12(b).

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“Leases” has the meaning set forth in Section 4.12(b).

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, lien (except for any lien for Taxes not yet due and payable), charge, restriction, pledge, security interest, option, lease or sublease, claim, right of any third party, easement, encroachment or encumbrance.

“Loss” has the meaning set forth on Section 9.2 of this Agreement.

“Sellers” shall mean D. Leis and A. Leis, who are responsible for the management of the Business of the Company.

“Major Clients” shall have the meaning set forth in Section 4.30(a)(ii) of this Agreement.

“Major Suppliers” shall have the meaning set forth in Section 4.30(a)(i) of this Agreement.

“Material Adverse Effect” shall mean any circumstances, developments or matters whose effect on the Company’s Business, properties, assets, results, operations, condition (financial and other) and prospects, either alone or in the aggregate, is or would reasonably expected to be materially adverse.

“Multiemployer Plan” has the meaning set forth in ERISA §3(37).

“Notices” has the meaning set forth in Section 12.8.

“Ordinary Course of Business” means the ordinary course of the Business of the Company consistent with past custom and practice (including with respect to quantity and frequency).

“Owned Property” has the meaning set forth in Section 4.12(a).

“Permits” has the meaning set forth in Section 4.26 below.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Projections” means all financial projections and forward-looking statements concerning the Company which have been furnished by the Company or the Sellers to Purchaser or its Affiliates or representatives and which have been provided in the Dropbox.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser’s Representations” has the meaning set forth in Section 9.1(b).

“Released Claim” has the meaning set forth in Section 6.9 of this Agreement.

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“Representatives” has the meaning set forth in Section 6.5(a).

“Restated Operating Agreement” has the meaning set forth in Section 2.4(b).

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller” or “Sellers” has the meaning set forth in the preamble.

“Seller’s Representations” has the meaning set forth in Section 9.1(a).

“Selling Parties” shall mean the collective reference to the Sellers and the Company.

“Sellers Debt Conversion” shall have the meaning set forth in Section 2.4(d).

“Stock Option Letters” shall have the meaning set forth in Section 2.5(c).

“Subsidiary” means any corporation, partnership or limited liability company with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

“Survival Period” has the meaning set forth in Section 9.1(a).

“Tax” means any federal, state, local, or foreign income, capital gains, gross receipts, license, payroll, employment, value added or VAT tax, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Codes” means collective reference to the United States Internal Revenue Code of 1986, as amended.

“Tax Proceeding” has the meaning set forth in Section 10.4(a).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transactions” shall mean the collective reference to the sale and purchase of the Company Membership Interests at the Closing, and all of the other transactions contemplated by this Agreement and the Exhibits and Schedules hereto.

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ARTICLE II

PURCHASE AND SALE OF COMPANY MEMBERSHIP INTERESTS

SECTION 2.1. Basic Transactions. On and subject to the terms and conditions of this Agreement, at the Closing, BOXL agrees to purchase from the Sellers and each of the Sellers agrees to sell, or cause to be sold, to BOXL, all of the Company Membership Interests for the payment of the Purchase Price specified in Section 2.2 below. Such Company Membership Interests being sold by the Sellers shall, at the Closing, represent 100% of the issued and outstanding share capital of the Company.

SECTION 2.2. The Purchase Price. At the Closing, and in consideration for 100% the Company Membership Interests owned of record and beneficially by them , BOXL shall issue to the Sellers, in the amounts set forth below, all and not less than all of the One Hundred Thousand (100,000) BOXL Shares (the “Purchase Price”). The Sellers and BOXL acknowledge that the BOXL Shares have an indicative value of USD Seven Hundred Thousand Dollars ($700,000) based on the initial offering price of $7.00 per share of the shares of BOXL Common Stock sold to the public in the BOXL IPO. The Purchase Price shall be issued and allocated to each of the Sellers on the Closing Date, in the manner both Sellers shall advise BOXL in writing prior to the Closing.

SECTION 2.3. The Closing. The sale of the Company Membership Interests to BOXL and the payment of the Purchase Price contemplated by Section 2.2 of this Agreement shall take place as a closing (the “Closing”) to be held by electronic transmission of Transaction Documents, or by physical deliveries at the offices of CKR Law LLP, 1800 Century Park East, 14th floor, Los Angeles, CA 90067, commencing at 10:00 a.m. local time on a date (the “Closing Date”) which shall be five (5) business days following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the Closing (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other date as the parties may mutually determine. The parties anticipate that the Closing Date shall occur on or about August 31, 2018, but in no event shall the Closing and the Closing Date take place later than October 31, 2018 (the “Outside Closing Date”). It is the intent of the parties that BOXL shall assume control of the Company immediately after the close of business on the Closing Date.

SECTION 2.4. Closing Deliveries by Selling Parties. To effect the issuance by BOXL of the Company Membership Interests described in Section 2.2 hereof, the Selling Parties shall, on the Closing Date, deliver the following:

(a) If the Company Membership Interests are certificated, the Sellers shall deliver to BOXL (one or more certificates evidencing the Company Membership Interests, free and clear of any and all Liens, duly endorsed in blank for transfer or accompanied by one or more assignment and equity transfer powers duly executed in blank with the signature of the record owners appropriated notarized or accompanied by a medallion guarantee of a bank;

(b) Sellers shall execute and deliver to BOXL, as withdrawing members, an amended and restated operating agreement of the Company in the form of Exhibit C annexed hereto (the “Restated Operating Agreement”).

(c) Sellers shall have delivered to Purchaser all consents, approvals, releases and waivers from governmental Authorities and other third parties required or necessary as a result of the Transactions contemplated hereby, reasonably satisfactory in form and substance to Purchaser and its counsel;

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(d) Sellers shall deliver to BOXL evidence reasonably acceptable to BOXL and its counsel that (i) all outstanding debts, loans, Liabilities and obligations of the Company owed to the Sellers or any Affiliates of the Sellers shall have been extinguished and converted prior to the Closing into Company Membership Interests (the “Sellers Debt Conversion”), (ii) all charges over the Company Membership Interests and all other Liens on the Company Membership Interests or assets of the Company shall have been released, and (iii) each of the Sellers shall confirm that the Company has no further obligation to any of the Sellers, except as specifically provided in this Agreement;

(e) Sellers shall deliver to BOXL the written resignations of all members of the board of managers of the Company, and prior to Closing the board of managers of the Company in office immediately prior to the Closing shall appoint Mark Elliot, Michael Pope, Hank Nance, D. Leis and A. Leis to serve as the sole members of the board of managers of the Company;

(f) Sellers shall cause to be delivered to BOXL the Employment Agreements, duly executed by the Company and each of the Sellers;

(g) Intentionally left blank.

(h) Sellers shall cause the Company to deliver to BOXL, an unaudited balance sheet of the Company dated not earlier than five (5) Business Days prior to the Closing Date (the “Closing Date Balance Sheet”);

(i) the Selling Parties shall have delivered all other documents required to be delivered pursuant to Article VII hereof not specifically mentioned above in this Section 2.5; and

(j) All instruments and documents executed and delivered to Purchaser pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to Purchaser and its counsel.

SECTION 2.5. Closing Deliveries by BOXL. To effect the transfer of the Company Membership Interests referred to in Section 2.1 hereof, BOXL shall, on the Closing Date, deliver the following:

(a) BOXL shall deliver the Purchase Price to the Sellers;

(b) BOXL shall cause to be delivered the Employment Agreements to the Sellers in the form of Exhibit A;

(c) BOXL shall award and grant to D. Leis an option to purchase 16,000 shares of BOXL Common Stock, and shall grant to A. Leis an option to purchase 16,000 shares of BOXL Common Stock pursuant to the stock option grant letters annexed hereto as Exhibit D and made a part hereof (the “Stock Option Letters”);

(e) Intentionally left blank.(f) BOXL shall have delivered to Sellers all consents, approvals, releases and waivers from governmental Authorities and other third parties required or necessary as a result of the Transactions contemplated hereby, reasonably satisfactory in form and substance to Sellers and their counsel;

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(g) BOXL shall have delivered all other documents required to be delivered pursuant to Article VIII hereof not specifically mentioned above in this Section 2.6; and

(h) All instruments and documents executed and delivered to Sellers pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to Seller and its counsel.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers hereby severally (not jointly and severally) represents and warrants to BOXL that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date was substituted for the date of this Agreement throughout this Article III) with respect to himself or itself.

SECTION 3.1. Authorization of Transactions. Each Seller has full power and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each Seller, enforceable in accordance with its terms and conditions. Neither of the Sellers need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the Transactions contemplated by this Agreement.

SECTION 3.2. Noncontravention. To each Seller’s Knowledge, neither the execution and the delivery of this Agreement, nor the consummation of the Transactions contemplated hereby, will (A) violate any constitution, Law, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which such Seller is subject, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any Contract, lease, license, instrument, or other arrangement to which such Seller is a party or by which it is bound or to which any of its assets is subject.

SECTION 3.3. Brokers’ Fees. The Sellers have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions contemplated by this Agreement for which BOXL could become liable or obligated.

SECTION 3.4. Company Membership Interests. The Sellers own of record and beneficially all of the Company Membership Interests, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities Laws), taxes, liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Sellers are not a party to any option, warrant, purchase right, or other Contract or commitment that could require the Sellers to sell, transfer, or otherwise dispose of any Company Membership Interests (other than this Agreement). Neither of the Sellers is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Company Membership Interests.

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SECTION 3.5 Transactions with The Company. The Sellers have supplied to BOXL all Contracts between and among any of the Sellers and the Company and all Indebtedness and other Liabilities owed by the Company to any of the Sellers.

SECTION 3.6. No Conflict of Interest. Neither of the Sellers nor any Affiliate thereof has or claims to have any direct or indirect interest in any tangible or intangible property used in the Business of the Company except as a holder of Company Membership Interests. Neither of the Sellers nor any Affiliate thereof has any direct or indirect interest in any other Person which conducts a business similar to, has any Contract or arrangement with, or does business or is involved in any way with, the Company, except for the ownership of less than 1% of the outstanding stock of any publicly held corporation, or as otherwise expressly permitted in Section 6.16 of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE COMPANY

Each of the Sellers and the Company (collectively, the “Article IV Parties”) hereby jointly and severally represent and warrant to BOXL that the statements contained in this Article IV are correct and complete in all material respects as of the date of this Agreement, and, that such Article IV Parties have furnished to BOXL in an electronic mail Dropbox (the “Dropbox”) all material Contracts and other documents and instruments that might qualify any of such representations and warranties.

SECTION 4.1. Organization, Qualification, and Corporate Power. The Company is a Limited Liability Company duly organized, validly existing, and in good standing with the state of Arizona, and each Subsidiary of the Company (if any) is a corporation duly organized, validly existing, and in good standing under the Laws of its respective jurisdiction of incorporation or organization. The Company is duly authorized to conduct business and is in good standing under the Laws of each jurisdiction except where the failure to be so qualified would not have a Material Adverse Effect on the Company. The Company has full limited liability company power and authority and all licenses, Permits, and authorizations that are material and are necessary to carry on the Business in which it is engaged and to own and use the properties owned and used by it. The Company has made an election under Section 1362(a) to be taxed as an S Corporation. Each of the Article IV Parties has delivered to BOXL correct and complete copies of the Articles of Organization of the Company (as amended to date (the “Existing Documents”). Any books of the Company and the Existing Documents of the Company are correct and complete. The Company does not currently have an Operating Agreement. The Company is not in default under or in violation of any provision of its Articles of Organization.

SECTION 4.2. Capitalization. The entire authorized capitalization of the Company is set forth in the Existing Operating Agreement . All of the issued and outstanding Company Membership Interests have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by the Sellers. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of the Company Membership Interests or require any other member of the Company to issue, sell or otherwise cause to be outstanding any Membership Interest to any other member of the Company, other than the Sellers. There are no outstanding or authorized appreciation, phantom profit participation, or similar rights with respect to the Company Membership Interests. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the Company Membership Interests.

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SECTION 4.3. Noncontravention. To Article IV Parties’ Knowledge, neither the execution and the delivery of this Agreement, nor the consummation of the Transactions contemplated hereby, will (i) violate any constitution, Law, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of the Existing Documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). To the Article IV Parties’ Knowledge, the Company does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the Transactions contemplated by this Agreement.

SECTION 4.4. Brokers’ Fees. The Company has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions contemplated by this Agreement.

SECTION 4.5. Title to Assets. The Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Latest Balance Sheet or acquired after the date thereof, free and clear of all Liens, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Latest Balance Sheet.

SECTION 4.6. Subsidiaries. There are no direct or indirect Subsidiaries, either wholly or partially owned, and the Company does not hold any direct or indirect economic, voting or management interest in any Person or own any securities issued by any Person.

SECTION 4.7. Furnished Financial Statements; Projections.

(a) The Furnished Financial Statements have been and will be prepared in a consistent manner and present fairly the consolidated financial position, assets and Liabilities of the Company as of the dates thereof and the revenues, expenses, results of operations of the Company for the periods covered thereby. The Furnished Financial Statements are derived from the books and records of the Company and do not reflect any transactions which are not bona fide transactions.

(b) All of the Projections provided by the Company are based upon assumptions made in good faith and considered reasonable by the Company in light of historical financial information concerning the Company and its industry. The Projections represent the Sellers’ and the Company’s good faith estimate of the results of operations and cash flows for the periods covered thereby and the financial position as of the dates set forth therein of the Company. The Company’s failure to meet the Projections, other than as the result of assumptions made negligently or in bad faith, shall not be deemed to be a breach of this Agreement.

SECTION 4.8. Events Subsequent to December 31, 2017. Since December 31, 2017, there has not been any change in the business, financial condition, operations, results of operations, or future prospects of the Company, which would have a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, since that date:

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(a) the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(b) the Company has not entered into any Contract, lease, or license (or series of related Contracts, leases, and licenses) involving more than $25,000 and outside the Ordinary Course of Business;

(c) no party (including the Company) has accelerated, terminated, modified, or canceled any agreement, Contract, lease or license (or series of related Contracts, leases and licenses) to which the Company is a party or by which it is bound outside the Ordinary Course of Business;

(d) the Company has not imposed any Lien upon any of its assets, tangible or intangible;

(e) the Company has not made any capital expenditure (or series of related capital expenditures) in an amount in excess of $25,000 either individually or in the aggregate;

(f) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

(g) the Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $25,000 either individually or in the aggregate;

(h) the Company has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(i) the Company has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $25,000 or outside the Ordinary Course of Business;

(j) the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(k) there has been no change made or authorized in the articles of incorporation or code of regulations of the Company;

(l) the Company has not issued, sold, or otherwise disposed any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(m) the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(n) the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

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(o) the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, employees or Affiliates;

(p) except as previously disclosed to Purchaser, the Company has not entered into any employment Contract or collective bargaining agreement, or modified the terms of any existing such Contract or agreement;

(q) except for hourly employees, the Company has not granted any increase in the base compensation of any of its directors, officers, and employees or made any other change in employment terms for any of its directors, officers, and employees, in each case, with respect to those directors, officers and employees, whose annual compensation, including any bonuses, equals or exceeds $60,000;

(r) the Company has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, Contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

(s) the Company has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

(t) there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company; and

(u) the Company has not committed to any of the foregoing.

SECTION 4.9. Undisclosed Liabilities. The Company has no Liability and, to the Knowledge of the Article IV Parties, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability) except for (i) Liabilities set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement, or violation of Law or arose out of any charge, complaint, actions, suit, claim, proceeding or demand).

SECTION 4.10. Legal Compliance. The Company has complied with all applicable Laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) that are material to the operation of the Business of the Company, and, to the Knowledge of the Article IV Parties, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

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SECTION 4.11. Tax Matters.

(a) The Company has duly and timely filed all Tax Returns that they or it has been required to file for all periods through and including the Closing Date. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been timely paid. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return. The Company has maintained adequate provision for, and adequate funds to pay, all unpaid Liabilities for Taxes, whether or not disputed, that have accrued with respect to or are applicable to the period ended on and including the Closing Date or to any years and periods prior thereto and for which the Company may be directly or contingently liable in its own right or as a transferee of the assets of, or successor to, any Person. The Company has not incurred any Tax Liabilities other than in the Ordinary Course of Business for any taxable year for which the applicable statute of limitations has not expired. Company has not received any claim from an Authority in a jurisdiction where the Company does not pay Taxes or file Tax Returns that it is or may be subject to taxation by that jurisdiction. Company has received no notice that there are any Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

(b) Other than as set forth on Schedule. 4.11, none of the Tax Returns that include the operations of the Company has ever been audited or investigated by any taxing Authority, and no facts exist which would constitute grounds for the assessment of any additional Taxes by any taxing Authority with respect to the taxable years covered in such Tax Returns. To the Knowledge of the Article IV Parties, no issues have been raised in any examination by any taxing Authority with respect to the businesses and operations of the Company which, by application of similar principals, reasonably could be expected to result in a proposed adjustment to the Liability for Taxes for any other period not so examined. Neither the Sellers nor the Directors and officers (and employees responsible for Tax matters) of the Company have received, or to their Knowledge expect to receive, from any taxing Authority any written notice of a proposed adjustment, deficiency, underpayment of Taxes or any other such notice which has not been satisfied by payment or been withdrawn, and no claims have been asserted relating to such Taxes against the Company.

(c) The Company has withheld and paid all Taxes required to have been withheld and paid, including without limitation, sales and use taxes, and all Taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d) The Company has not filed a consent to the application of Section 341(f) of the Tax Codes.

(e) To the Knowledge of the Article IV Parties, the Company will not be required, as a result of (i) a change in accounting method for a Tax period beginning on or before the Closing Date, to include any adjustment under the Tax Codes (or any corresponding provision of state, local or foreign Tax Law) in taxable income for any Tax period beginning on or after the Closing Date, or (ii) any “closing agreement,” as described in the Tax Codes (or any corresponding provision of state, local or foreign Tax Law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Closing Date.

(f) To the Knowledge of the Article IV Parties, the Company has disclosed on its income Tax Returns all positions taken therein that could give rise to an accuracy-related penalty under the Tax Codes (or any corresponding provision of Tax Law).

(g) To the Knowledge of the Article IV Parties, the Company has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate it to make any “excess parachute payment” as defined in Section 280G of the Tax Codes or any payments that will not be deductible under Section 162(m) of the Tax Codes.

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(h) The Company is not a party to any Tax allocation or sharing agreement. The Company is not subject to any joint venture, partnership or other arrangement or Contract which is treated as a partnership for federal income Tax purposes.

(i) To the Knowledge of the Article IV Parties, none of the assets of the Company constitutes tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Tax Codes, and none of the assets reflected on the Financial Statements is subject to a lease, safe harbor lease or other arrangement as a result of which the Company is not treated as the owner for federal income Tax purposes.

(j) To the Knowledge of the Article IV Parties, the basis of all depreciable or amortizable assets, and the methods used in determining allowable depreciation or amortization (including cost recovery) deductions of the Company, are correct and in compliance with the Tax Codes and the regulations thereunder in all material respects.

(k) To the Knowledge of the Article IV Parties, the Company is not a party to or otherwise subject to any arrangement having the effect of or giving rise to the recognition of a deduction or loss in a taxable period ending on or before the Closing Date, and a corresponding recognition of taxable income or gain in a taxable period ending after the Closing Date, or any other arrangement that would have the effect of or give rise to the recognition of taxable income or gain in a taxable period ending after the Closing Date without the receipt of or entitlement to a corresponding amount of cash.

SECTION 4.12. Real Property. The Company does not own or lease any real property.

SECTION 4.13. Intellectual Property.

(a) The Dropbox lists or describes all Intellectual Property owned or leased by the Company. The Company owns or has the right to use pursuant to license, sublicense, Contract, or permission all Intellectual Property necessary for the operation of the Business as presently conducted and as proposed to be conducted as set forth in the Projections. Each item of Intellectual Property owned or used by the Company immediately prior to the Closing hereunder will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing hereunder. The Company has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

(b) To the Knowledge of the Article IV Parties, the Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither the Sellers nor the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company have ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Article IV Parties, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.

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(c) The Dropbox identifies each patent or registration which has been issued to the Company with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which the Company has made with respect to any of its Intellectual Property, and identifies each license, Contract or other permission which the Company has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Each of the Article IV Parties has delivered to BOXL correct and complete copies of all such patents, registrations, applications, licenses, Contracts and permissions (as amended to date) and has made available to BOXL correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. The Dropbox also identifies each trade name or unregistered trademark used by the Company in connection with its Business. With respect to each item of Intellectual Property, to the Knowledge of the Article IV Parties:

(i) the Company possesses all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction;

(ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Sellers and the Directors and officers (and employees with responsibility for Intellectual Property matters) of the Company, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

(iv) the Company has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(d) The Dropbox identifies each item of Intellectual Property that any third party owns and that the Company uses pursuant to license, sublicense, Contract or permission. Each of the Article IV Parties has delivered to BOXL correct and complete copies of all such licenses, sublicenses, Contracts and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in the Dropbox, to the Knowledge of the Article IV Parties:

(i) the license, sublicense, Contract or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(ii) the license, sublicense, Contract or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Transactions contemplated hereby;

(iii) no party to the license, sublicense, Contract or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iv) no party to the license, sublicense, Contract or permission has repudiated any provision thereof;

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(v) with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

(vi) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(vii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

(viii) the Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(e) To the Knowledge of the Article IV Parties, the Company will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its Business as presently conducted and as presently proposed to be conducted.

(f) None of the Article IV Parties have any Knowledge of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any product or process of the Company.

SECTION 4.14. Tangible Assets. The Company owns or leases all machinery, equipment, and other tangible assets necessary for the conduct of its Business as presently conducted and as presently proposed to be conducted. Each such tangible asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), is suitable for the purposes for which it presently is used and, to the Knowledge of the Sellers and the Directors and officers of the Company, free from defects (patent and latent). The assets of the Company to operate the Business as currently conducted will be available to Company at Closing.

SECTION 4.15. Inventory. The inventory of the Company, if any, is listed on Schedule 4.15 hereto.

SECTION 4.16. Contracts. The Dropbox lists the following Contracts and other agreements to which the Company is a party:

(a) any Contract (or group of related Contracts) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

(b) any Contract (or group of related contracts) between the Company and any Major Customer or Major Supplier;

(c) any capitalized lease, pledge, conditional sale or title retention agreement involving the payment of more than $25,000 in the aggregate;

(d) any Contract concerning a partnership or joint venture;

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(e) any Contract with a sales representative, manufacturer’s representative, distributor, dealer, broker, sales agency, advertising agency or other Person engaged in sales, distributing or promotional activities, or any agreement to act as one of the foregoing on behalf of any Person;

(f) any Contract (or group of related Contracts) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which it has imposed a Lien on any of its assets, tangible or intangible;

(g) any Contract pursuant to which the Company has made or will make loans or advances, or has or will have incurred debts or become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another Person (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business);

(h) any mortgage, indenture, note, bond or other agreement relating to indebtedness incurred or provided by the Company;

(i) any form of Contract concerning confidentiality or noncompetition or otherwise prohibiting the Company from freely engaging in any business;

(j) any Contract with the Sellers or any Affiliate thereof;

(k) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

(l) any license, royalty or other Contract relating to Intellectual Property;

(m) any Contract involving a governmental body;

(n) any collective bargaining agreement;

(o) any Contract for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $60,000 or providing severance benefits;

(p) any Contract, whether or not fully performed, relating to any acquisition or disposition of the Company or any predecessor in interest or any acquisition or disposition of any subsidiary, division, line of business, or real property;

(q) any Contract under which it has advanced or loaned any amount to any of its directors, officers, and employees;

(r) any Contract under which the consequences of a default or termination could have an adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Company;

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(s) any other Contract (or group of related Contracts) the performance of which involves consideration in excess of $25,000; and

(t) any commitment to do any of the foregoing described in clauses (a) through (s).

Each of the Article IV Parties has delivered to BOXL a correct and complete copy of each written Contract listed in the Dropbox (as amended to date) and a written summary setting forth the terms and conditions of each oral Contract referred to in the Dropbox. With respect to each such Contract, to the Knowledge of the Article IV Parties: (A) the Contract is legal, valid, binding, enforceable, and in full force and effect; (B) the Contract will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the Contract; and (D) no party has repudiated any provision of the Contract.

SECTION 4.17. Notes and Accounts Receivable. All notes and accounts receivable of the Company are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practices of the Company.

SECTION 4.18. Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

SECTION 4.19. Insurance. The Dropbox sets forth the following information with respect to each insurance policy (including policies providing property, casualty, Liability, and workers’ compensation coverage and bond and surety arrangements) to which the Company has been a party, a named insured, or otherwise the beneficiary of coverage:

(a) the name, address, and telephone number of the agent;

(b) the name of the insurer, the name of the policyholder, and the name of each covered insured;

(c) the policy number and the period of coverage;

(d) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(e) a description of any retroactive premium adjustments or other loss-sharing arrangements.

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With respect to each such insurance policy, to the Knowledge of the Article IV Parties: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Transactions contemplated hereby; (C) neither the Company nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Company has been covered by insurance in scope and amount customary and reasonable for the Business in which it has engaged. The Dropbox sets forth known claims, if any, made against the Company that are covered by insurance. Such claims have been disclosed to and accepted by the appropriate insurance companies and are being defended by such appropriate insurance companies. Except as set forth in the Dropbox, no claims have been denied coverage during the last five years.

SECTION 4.20. Litigation. The Dropbox sets forth each instance in which the Company (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or to the Knowledge of the Article IV Parties, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

SECTION 4.21. [Intentionally Omitted].

SECTION 4.22. [Intentionally Omitted].

SECTION 4.23. Employees. The Dropbox contains a true, complete and accurate list of the names, titles, annual compensation and all bonuses and similar payments made for the current and preceding fiscal years for all directors, officers and employees of the Company whose annual compensation, including any bonuses, equals or exceeds $60,000. To the Knowledge of the Article IV Parties, no executive, key employee, or group of employees has any plans to terminate employment with the Company. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes.

SECTION 4.24. Employee Benefits.

(a) General. Except as set forth in the Dropbox, the Company is not a party to, participates in or has any Liability or contingent Liability with respect to:

(i) any retirement or deferred compensation plan, pension plan or other retirement scheme, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements for any current or former employee, director, consultant or agent, whether pursuant to Contract, arrangement, custom or informal understanding; or

(ii) any employment agreement.

(b) Plan Documents and Reports. A true and correct copy of each of the plans, arrangements, schemes and agreements listed in the Dropbox (referred to hereinafter as “Employee Benefit Plans”), and all Contracts relating thereto, or to the funding thereof, including, without limitation, all trust agreements, insurance Contracts, administration Contracts, investment management agreements, subscription and participation agreements, and recordkeeping agreements, each as in effect on the date hereof, has been supplied to BOXL.

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(c) Compliance with Employee Benefit Laws; Liabilities. To the Article IV Parties Knowledge, as to all Employee Benefit Plans:

(i) All Employee Benefit Plans comply and have been administered in form and in operation in all material respects with all applicable requirements of Law, and no event has occurred which will or could cause any such Employee Benefit Plan to fail to comply with such requirements and no notice has been issued by any governmental Authority questioning or challenging such compliance.

(ii) All Employee Benefit Plans which are employee pension benefit plans comply in form and in operation with all applicable requirements of the Tax Codes; there have been no amendments to such plans which are not the subject of a favorable determination letter issued with respect thereto by the Internal Revenue Service; and no event has occurred which will or could give rise to disqualification of any such plan under such sections or to a tax under the Tax Codes.

(iii) None of the assets of any Employee Benefit Plan is invested in employer securities or employer real property.

(iv) There have been no “prohibited transactions” (as described in the Tax Codes) with respect to any Employee Benefit Plan and the Company has not engaged in any prohibited transaction.

(v) There have been no acts or omissions which have given rise to or may give rise to fines, penalties, taxes or related charges under she Tax Codes for which the Company may be liable.

(vi) There are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of the Sellers and the Directors and officers (and employees with responsibility for employee benefit matters) of the Company, threatened involving any Employee Benefit Plan or the assets thereof and, to the Knowledge of the Sellers and the Directors and officers (and employees with responsibility for employee benefit matters) of the Company, no facts exist which could give rise to any such actions, suits or claims (other than routine claims for benefits).

(viii) The Company has no Liability or contingent Liability for providing, under any Employee Benefit Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory Liability for providing group health plan continuation coverage under the Tax Codes.

SECTION 4.25. Intentionally omitted.

SECTION 4.26. Permits. The Dropbox includes a true and accurate list of all licenses, certificates, permits, franchises, rights, code approvals and private product approvals (collectively, “Permits”) held by the Company. To the Article IV Parties’ Knowledge, except for the Permits listed in the Dropbox, there are no Permits, whether federal, state, local or foreign, which are necessary for the lawful operation of the Business of the Company as presently conducted.

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SECTION 4.27. Bank Accounts. The Company has furnished to BOXL the names and locations of each bank or other financial institution at which the Company has accounts (giving the account numbers) or safe deposit box and the names of all Persons authorized to draw thereon or have access thereto, and the names of all Persons, if any, now holding powers of attorney or comparable delegation of authority from the Company and a summary statement thereof.

SECTION 4.28. Major Suppliers and Customers.

(a) The Dropbox sets forth:

(i) a list of the 10 largest suppliers of the Company in terms of purchases during the 2016 and 2017 calendar years (collectively, the “Major Suppliers”), and showing the approximate total purchases in each such period from each such supplier; and

(ii) a list of the 10 largest customers of the Company (whether individual schools or school districts) in terms of revenue during each of the 2016 and 2017 calendar years (collectively, the “Major Customers”), showing the approximate total revenue received in each such period with respect to each such customer.

(b) Since the date of the Latest Balance Sheet, there has not been any adverse change in the business relationship, and there has been no dispute, between the Company and any Major Supplier or Major Customer and, to the Knowledge of the Article IV Parties, there are no indications that any supplier, including any Major Supplier, intends to reduce its sales to, the Company, other than as set forth in the Projections. Since the date of the Latest Balance Sheet, there have been no decreases in the profit margins on services provided to any customer, including any Major Customer, and, to the Knowledge of the Sellers and the Directors and officers of the Company, there are no indications that the profit margins will decrease in the next two fiscal years.

SECTION 4.29. Claims Against Officers and Sellers. The are no pending or, to the Knowledge of the Article IV Parties, threatened claims against any of the Sellers, director, officer, employee or agent of the Company or any other Person which could give rise to any claim for indemnification against the Company.

SECTION 4.30. Improper and Other Payments.

(a) Neither the Company nor the Sellers, has made, paid or received any bribes, kickbacks or other similar payments to or from any Person, whether lawful or unlawful;

(b) Neither the Company nor the Sellers has made any contributions, directly or indirectly, to a domestic or foreign political party or candidate.

(c) Neither the Company nor the Sellers has made any improper foreign payment (as defined in the Foreign Corrupt Practices Act); and

(d) the internal accounting controls of the Company are adequate to detect any of the foregoing.

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SECTION 4.31. Accuracy of Statements. To the Articles IV Parties’ Knowledge, neither this Agreement, the Dropbox, any exhibit, statement, list, document, certificate or other information furnished or to be furnished by or on behalf of the Company, the Sellers or the Sellers to Purchaser or any representative or Affiliate of Purchaser in connection with this Agreement or any of the Transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BOXL

BOXL represents and warrants to the Sellers that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Dates (as though made then and as though the Closing Date was substituted for the date of this Agreement throughout this Article V).

SECTION 5.1. Organization. BOXL is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, USA. BOXL is not is in default under or in violation of any provision of its articles of incorporation or bylaws. Each Subsidiary of BOXL is a corporation duly organized, validly existing, and in good standing under the Laws of its respective jurisdiction of incorporation or organization. BOXL is duly authorized to conduct business and is in good standing under the Laws of each jurisdiction except where the failure to be so qualified would not have a Material Adverse Effect on BOXL and its Subsidiaries. BOXL has full corporate power and authority and all licenses, Permits, and authorizations that are material and are necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it.

SECTION 5.2. Authorization of Transactions. BOXL has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of BOXL, enforceable in accordance with its terms and conditions. BOXL need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the Transactions contemplated by this Agreement.

SECTION 5.3. Noncontravention. To the Knowledge of BOXL, neither the execution and the delivery of this Agreement, nor the consummation of the Transactions contemplated hereby, will (i) violate any constitution, Law, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which BOXL is subject or any provision of its Articles of Incorporation or By-laws, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract, lease, license, instrument, or other arrangement to which BOXL is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). Except for filings with the SEC, BOXL does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the Transactions contemplated by this Agreement.

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SECTION 5.4. Capitalization.

(a) BOXL is authorized to issue an aggregate of 200,000,000 shares of BOXL Class A Common Stock and Class B Common Stock. As of July 18, 2018, 10,056,095 shares of BOXL Class A Common Stock are issued and outstanding. In addition, 50,000,000 shares are designated as preferred stock containing such rights, privileges and designations as the board of directors of BOXL may, from time to time designate. 250,000 shares of BOXL preferred stock were issued and outstanding as of July 18, 2018.

(b) Except as set forth in the BOXL SEC Reports available on EDGAR, including its Form 10-K Annual Report for the year ended December 31, 2017, there are no (i) outstanding options (other than employee stock options issued subsequent to the 10-K Annual Report), warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of BOXL, (B) obligating BOXL to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating BOXL to grant, extend or enter into any such option (other than employee stock options issued subsequent to the 10-K Annual Report), warrant, call, subscription or other right, agreement, arrangement or commitment for such shares. There are no outstanding obligations of BOXL to repurchase, redeem or otherwise acquire any shares of such Party or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in the BOXL SEC Reports available on EDGAR, there are no shareholders agreements, voting trusts or other agreements or understandings to which BOXL is a party with respect to the voting of any BOXL Securities.

SECTION 5.5 SEC Filings and BOXL Financial Statements.

(a) BOXL, since its formation, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by BOXL with the SEC under the Securities Act and/or the Securities Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, BOXL has delivered to the Company copies in the form filed with the SEC of all of the following: (i) BOXL’s Annual Reports on Form 10-K for each fiscal year of BOXL beginning with the first year BOXL was required to file such a form, (ii) BOXL’s Quarterly Reports on Form 10-Q for each fiscal quarter that BOXL filed such reports to disclose its quarterly financial results in each of the fiscal years of BOXL referred to in clause (i) above, and (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by BOXL with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “BOXL SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Securities Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any report referred to in clause (i) above. The certifications and statements described in clause (iv) of the preceding sentence are each true as of their respective dates of filing. The BOXL SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Securities Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of BOXL SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other BOXL SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

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(b) As of the date of this Agreement, (i) shares of BOXL Class A Common Stock are listed on Nasdaq and (ii) except as disclosed in the SEC Reports, there are no Actions pending or, to the Knowledge of BOXL, threatened against BOXL by the Nasdaq with respect to any intention by such entity to suspend, prohibit or terminate the quoting of BOXL Common Stock on Nasdaq.

(c) The financial statements and notes contained or incorporated by reference in the BOXL SEC Reports (the “BOXL Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of BOXL at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(d) Except as and to the extent reflected or reserved against in the BOXL Financials, BOXL has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the BOXL Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since BOXL’s formation in the ordinary course of business.

SECTION 5.6 Absence of Certain Changes. . Since December 31, 2017, there has not been any change in the business, financial condition, operations, results of operations, or future prospects of BOXL, which would have a Material Adverse Effect.

SECTION 5.7 Compliance with Laws. BOXL has complied with all applicable Laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) that are material to the operation of its business, and, to the Knowledge of BOXL and the board of directors and officers of the BOXL, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice is pending against BOXL alleging any failure so to comply.

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SECTION 5.8 Actions; Orders; Permits. There is no pending or, to the Knowledge of BOXL, threatened action to which BOXL is subject which would reasonably be expected to have a Material Adverse Effect on BOXL, and there is no material action that BOXL has pending against another Person. BOXL is not subject to any material orders of any governmental Authority. BOXL holds all consents necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on BOXL.

SECTION 5.9 [Intentionally Omitted].

SECTION 5.10. Product Warranty. Each product manufactured, sold, leased, or delivered by BOXL has been in conformity with all applicable contractual commitments and all express and implied warranties, and BOXL has no Liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or repair thereof or other damages in connection therewith, subject only to a reserve for product warranty claims. Any setoffs against the pro forma reserve shall be calculated on the basis of the net cost to BOXL to repair or replace the defective product. No product manufactured, sold, leased, or delivered by BOXL is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. The SEC Reports includes copies of the standard terms and conditions of sale or lease for BOXL (containing applicable guaranty, warranty, and indemnity provisions).

SECTION 5.11. Product Liability. BOXL has no Liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company.

SECTION 5.12 Intellectual Property.

(a) Except as set forth in the SEC Reports, BOXL owns or has the right to use pursuant to license, sublicense, Contract, or permission all Intellectual Property necessary for the operation of the Business as presently conducted and as proposed to be conducted as set forth in the Projections. Each item of Intellectual Property owned or used by BOXL immediately prior to the Closing hereunder will be owned or available for use by BOXL on identical terms and conditions immediately subsequent to the Closing hereunder. BOXL has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

(b) Except as set forth in the SEC Reports, BOXL has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither the Sellers nor the directors and officers (and employees with responsibility for Intellectual Property matters) of BOXL have ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that BOXL must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Sellers and the Directors and officers (and employees with responsibility for Intellectual Property matters) of BOXL, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of BOXL.

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SECTION 5.13 Real Property. All real estate leased by BOXL is listed in the SEC Reports. BOXL does not own any real property.

SECTION 5.14 Material Contracts.

(a) Except as set forth in the BOXL SEC Reports available on EDGAR, other than this Agreement and the Exhibits hereto, there are no Contracts to which BOXL is a party or bound, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by BOXL on less than sixty (60) days’ prior notice without payment of any penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of such Party as its business is currently conducted, any acquisition of material property by such Party, or restricts in any material respect the ability of such Party from engaging in business as currently conducted by it or from competing with any other Person (each, a “BOXL Material Contract”). All BOXL Material Contracts have been made available to the Company other than those that are exhibits to the BOXL SEC Reports and available on EDGAR.

(b) With respect to each BOXL Material Contract: (i) the BOXL Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the BOXL Material Contract is legal, valid, binding and enforceable in all material respects against BOXL, as applicable, and, to the Knowledge of BOXL, the other parties thereto, and in full force and effect (except as such enforcement may be limited by the Enforceability Exceptions); (iii) BOXL is not in breach or default, and, to the Knowledge of BOXL, no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by BOXL, or permit termination or acceleration by the other party, under such BOXL Material Contract that would reasonably be expected to have a Material Adverse Effect on BOXL; and (iv) to the Knowledge of BOXL, no other party to any BOXL Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by BOXL, under any BOXL Material Contract.

SECTION 5.15 Transactions with Affiliates. Except as set forth in the BOXL SEC Reports available on EDGAR, there are no Contracts or arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between BOXL and any (a) present or former director, officer or employee or Affiliate of BOXL, or any family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of BOXL’s outstanding BOXL Shares as of the date hereof.

SECTION 5.16 Investment Company Act. BOXL is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

SECTION 5.17 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions contemplated hereby based upon arrangements made by or on behalf of BOXL.

SECTION 5.18 Claims Against Officers and Purchaser. The are no pending or, to the Knowledge of the Purchaser, threatened claims against any of the Purchaser, its affiliates, directors, officers, employees or agents of the Purchaser or any other Person.

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SECTION 5.19 Creditors, Bankruptcy. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other similar proceedings are pending or threatened against Purchaser or its Affiliates, nor are any of such proceedings contemplated by Purchaser or its Affiliates.

SECTION 5.20 Accuracy of Statements. To the Purchaser’s Knowledge, neither this Agreement, nor any exhibit, statement, list, document, certificate or other information furnished or to be furnished by or on behalf of the Purchaser to Company or Seller or any representative or Affiliate of Seller or Company in connection with this Agreement or any of the Transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

SECTION 5.21 Purchaser is consummating the purchase and Transactions contemplated voluntarily on an as-is, where-is basis and based solely upon Purchaser’s own judgement and evaluation and does not rely upon any verbal or written representations (unless specifically set forth in Article IV of this Agreement) of the Sellers or Company, or any of Company’s members, managers, officers, employees, agents, Affiliates, representatives, attorneys or otherwise, nor to prospective profits or volume of the Business or ongoing performance of the Company. Purchaser is experienced in the industry similar to the Business and is a sophisticated entity that will evaluate the purchase, the Business, and contemplated Transactions and rely solely upon its own judgment when making the decision to close on the purchase and contemplated Transactions.

ARTICLE VI

COVENANTS

SECTION 6.1. General. Each of the parties will use his or its commercially reasonable efforts to take all action and to do all things necessary in order to consummate and make effective the Transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Articles VII and VIII below).

SECTION 6.2. Notices and Consents. The Sellers will cause the Company to give any notices to third parties, and will cause the Company to obtain any third party consents, that BOXL may reasonably request. Each of the parties will (and the Sellers will cause the Company to) give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to herein.

SECTION 6.3. Operation of Business. From the date of this Agreement until the Closing Date, the Company and BOXL shall be operated in the Ordinary Course of Business and each of BOXL, the Sellers and the Company shall use commercially reasonable efforts to preserve intact the present business organization and personnel, preserve the business relationships of BOXL and the Company with other Persons material to the operation of BOXL the Company, and not permit any action or omission which would cause any of the representations or warranties contained herein to become inaccurate or any of the covenants of the BOXL, the Sellers or the Company to be breached.

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SECTION 6.4. Full Access. The Sellers will permit and cause the Company to permit, representatives of BOXL to have full access to all premises, properties, personnel, books, records (including Tax records), Contracts, and documents of or pertaining to the Company and shall make the officers and employees of the Company available to BOXL and its representatives as BOXL and their representatives shall from time to time reasonably request, in each case to the extent that such access and disclosure would not obligate the Company to take any actions that would disrupt the normal course of its business or violate the terms of any agreement to which the Company is bound or any applicable Law or regulation. BOXL’s representatives will not use any of the Confidential Information that they receive from the Company except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, BOXL’s representatives will return to the Company all tangible embodiments (and all summaries and copies, including electronically stored information) of the Confidential Information that they receive from the Company or copied from Confidential Information received from the Company which are in its possession and will only use such Confidential Information in the defense of any litigation related to this Agreement; provided, however, that BOXL’s representatives shall not be responsible for the confidentiality of any information (i) which, at the time of disclosure, is available publicly, through no fault of BOXL (ii) which, after disclosure, becomes available publicly through no fault of BOXL, or (iii) which BOXL knew or to which BOXL had access prior to disclosure.

SECTION 6.5. Exclusivity. In consideration of the considerable time, effort and expense to be undertaken by the parties in connection with the Transactions, each of the parties agrees that during the period beginning from the date of execution of this Agreement and ending on the Outside Closing Date (the “Exclusivity Period”):

(a) during the Exclusivity Period, each of the Sellers and the Company will not, and will cause their officers, directors, employees, consultants and legal and financial representatives (collectively, “Representatives”) not to, directly or indirectly (i) solicit or initiate or enter into discussions, negotiations or transactions with, or encourage, or provide any information to, any Person, other than BOXL and its affiliates, concerning any transaction with respect to the direct or indirect sale, transfer, license or other disposition of Company Membership Interests, the Company or any member of the Company, equity interests of any member of the Company or their assets, properties or Business (outside of the Ordinary Course of the Business), whether by purchase, asset sale, stock sale, merger, consolidation, recapitalization, exclusive license or otherwise, or any similar transaction that would reasonably be expected to prohibit or materially impair the Transactions (a “Competing Sale Transaction”), or (ii) enter into any letter of intent, agreement in principle or other agreement or commitment with any such Person in connection with a Competing Sale Transaction, or enter into any other business arrangement with such Person which could reasonably be expected to delay or preclude the consummation of the Transactions contemplated by this Agreement.

(b) during the Exclusivity Period, BOXL will not, and will cause their Representatives (as defined below) not to, directly or indirectly (i) solicit or initiate or enter into discussions, negotiations or transactions with, or encourage, or provide any information to, any Person (other than Seller) concerning any transaction with respect to the direct or indirect purchase, transfer, license or acquisition of the assets, business or properties of any such Person, whether by purchase, asset purchase, stock purchase merger, consolidation, recapitalization, exclusive license or otherwise, or any similar transaction that would reasonably be expected to prohibit or materially impair the Transactions contemplated by this Agreement (a “Competing Purchase Transaction”), or (ii) enter into any letter of intent, agreement in principle or other agreement or commitment with any such Person in connection with a Competing Purchase Transaction, or enter into any other business arrangement with such Person which could reasonably be expected to delay or preclude the execution of a definitive Agreement with the Sellers by the expiration of the Exclusivity Period.

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(c) Each party represents to the other that neither it nor any of its Affiliates or shareholders is party to or bound by any binding or non-binding agreement or understanding with respect to any Competing Sale Transaction or Competing Purchase Transaction.

SECTION 6.6. Efforts.

(a) Subject to the terms and conditions hereof, each party hereto shall use all reasonable efforts to consummate the Transactions contemplated hereby as promptly as practicable. An undertaking of a Person under this Agreement to use such Person’s best efforts shall not require such Person to incur unreasonable expenses or obligations in order to satisfy such undertaking.

(b) The Sellers, the Company and BOXL will, as promptly as practicable (i) make the required filings with, and use their respective best efforts to obtain all required authorizations, approvals, consents and other actions of, governmental Authorities and (ii) use their respective best efforts to obtain all other required consents of other Persons with respect to the Transactions contemplated hereby.

SECTION 6.7. Maintenance of Insurance. The Company will continue to carry its existing insurance through the Closing Date, and shall not allow any material breach, default or cancellation (other than expiration and replacement of policies in the ordinary cause of business) of such insurance policies or agreements to occur or exist.

SECTION 6.8. Satisfactory Due Diligence Investigation. BOXL does hereby agree and acknowledge that all business, financial and legal due diligence in connection with the Business, the assets, liabilities, financial condition and prospects of the Company (the “Due Diligence Investigation”) required to be conducted by BOXL has been completed and that no further Due Diligence Investigation need be conducted by BOXL.

SECTION 6.9 Notice and Supplemental Information. The Sellers, the Company and BOXL shall each give prompt notice to the other parties of any material adverse development causing a breach of any of its own representations and warranties in Articles III, IV and V respectively. If the Sellers or the Company incurs a Material Adverse Effect on the Company, the sole remedy of BOXL under this Section 6.9 shall be termination of the Agreement as provided for in Section 11.1(d).

SECTION 6.10. Public Announcements. The Sellers, the Company and BOXL will consult with each other before issuing any press release or otherwise making any public statements with respect to the Transactions contemplated by this Agreement and no party shall, without the prior written consent of the others, issue any such press release or make any such public statement, except as may be required by applicable Law.

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SECTION 6.11. Consistent Tax Reporting. The Sellers, the Company and BOXL shall treat and report the Transactions contemplated by this Agreement in all respects consistently for purposes of any federal, state, local or foreign Tax. The parties hereto shall not take any actions or positions inconsistent with the obligations set forth herein.

SECTION 6.12. Operating Agreement . At the Closing, the Company shall enter the Operating Agreement with BOXL in the form of Exhibit C annexed hereto.

SECTION 6.13. Resignation of Members and Managers. The Sellers shall cause each officer and member who may also be a Manager of, and each trustee or fiduciary of any plan or arrangement involving employee benefits of, the Company, if so requested by BOXL, to tender his or her resignation from such position effective as of the Closing Date.

SECTION 6.14. Transition. The Sellers will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing. The Sellers will refer all supplier or other inquiries relating to the Business of the Company to BOXL from and after the Closing.

SECTION 6.15. Confidentiality. The Sellers will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and, in the event of a Closing, deliver promptly to BOXL or destroy, at the request and option of BOXL, all tangible embodiments (and all copies) of the Confidential Information which are in their possession. In the event that the Sellers is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Sellers will notify BOXL promptly of the request or requirement so that BOXL may seek an appropriate protective order or waive compliance with the provisions of this Section 6.16. If, in the absence of a protective order or the receipt of a waiver hereunder, a party is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Sellers may disclose the Confidential Information to the tribunal; provided, however, that the Sellers shall use its best efforts to obtain, at the request of BOXL, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as BOXL shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

SECTION 6.16. Noncompetition and Non-Solicitation.

(a) The Sellers acknowledge that it and its Subsidiaries, officers, directors and members (collectively, the “Seller Affiliates”) have a special knowledge of the Business and the proprietary and confidential information included in the Business, and that BOXL is making a considerable investment in the Business from which the Sellers have benefitted. In consideration of this Agreement and such investment and benefit, and as an inducement to BOXL to enter into this Agreement and consummate the Transactions contemplated herein, each of the Sellers agrees, on behalf of itself and its Seller Affiliates, that, except as otherwise set forth in Sellers’ employment agreement with Boxlight, Inc., BOXL’s affiliate, for a period of three (3) years after the Closing Date, neither Seller nor any Seller Affiliate will, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any business that directly or indirectly completes with the Business of the Company (a “Competitive Business”); provided, however, that the Sellers and Seller Affiliates may own less than 1% of any outstanding class of securities of a Competitive Business.

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(b) For a period of three (3) years following the Closing Date, neither the Sellers nor any Seller Affiliate will, without the express prior written approval of the Board of Directors of BOXL, (A) directly or indirectly recruit, solicit or otherwise induce or influence any sales agent, joint venturer, lessor, supplier, agent, representative or any other person that has or had during the one year period initially preceding the Closing Date a business relationship with the Company, to discontinue, reduce or adversely modify such employment, agency or business relationship with BOXL or the Company as it relates to the Business as conducted by either or both Purchaser or the Company after the Closing Date, or (B) employ or seek to employ or cause any Competitive Business to employ or seek to employ any person or agent who is employed or retained by either or both Purchaser or the Company. Notwithstanding the foregoing, nothing herein shall prevent a Seller from providing a letter of recommendation to an employee with respect to a future employment opportunity.

(c) For a period of three (3) years following the Closing Date, neither the Sellers nor any Seller Affiliate will without the express prior written approval of the Board of Directors of the applicable Purchaser, directly or indirectly, recruit, solicit or otherwise induce or influence any customer of BOXL or the Company to discontinue, reduce or modify such business relationship with BOXL or the Company.

(d) The Sellers agrees that the violation or threatened violation of any of the provisions of this Section 6.16 shall cause immediate and irreparable harm to BOXL and that the damage to BOXL will be difficult or impossible to calculate with precision. Therefore, in the event the Sellers or any Seller Affiliate violates this Section 6.16, an injunction restraining the Sellers or such Seller Affiliate from such violation may be entered against the Sellers in addition to any other relief available to the applicable Purchaser.

(e) If, at the time of enforcement of any provision of this Section 6.16, a court shall hold that the duration, scope or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or other restrictions reasonable under such circumstances shall be substituted for the stated duration, scope or other restrictions and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and other restrictions permitted by law; provided, however, that the substituted period shall not exceed the period contemplated by this Agreement.

SECTION 6.17. Post-Closing Covenants. Each of the Sellers, the Article IV Parties and BOXL agree as follows with respect to the period following the Closing Date:

(a) In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party hereto reasonably may request, all at the sole cost and expense of the requesting party. From and after the Closing, BOXL will be entitled to access all documents, books, records, agreements, and financial data of any sort relating to the Company.

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(b) In the event and for so long as any party hereto actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other parties hereto will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party.

ARTICLE VII

CONDITIONS TO OBLIGATION OF BOXL

The obligation of BOXL to consummate the Transactions to be performed by it in connection with the Closing and the obligation of BOXL to consummate the Transactions to be performed by it at the Second Closing, is subject to satisfaction of the following conditions:

SECTION 7.1. Representations and Warranties True as of Closing Date. The representations and warranties set forth in Articles III and IV shall have been accurate, true and correct on and as of the date of this Agreement, and shall also be accurate, true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

SECTION 7.2. Compliance with Covenants. The Sellers and the Article IV Parties shall have performed and complied with all of the covenants hereunder in all material respects through the Closing.

SECTION 7.3. Consents. The Company shall have procured all of the third party consents specified in Sections 4.3 and 6.2 above.

SECTION 7.4. Actions or Proceedings. No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the Transactions contemplated by this Agreement, (B) cause any of the Transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of BOXL to own the Company Membership Interests and to control the Company, or (D) affect adversely the right of the Company to own their assets and to operate the Business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

SECTION 7.5. Certificate. The Sellers shall have delivered to BOXL a certificate to the effect that each of the conditions specified above in Sections 7.1-7.4 is satisfied in all respects.

SECTION 7.6. No Material Adverse Effect. Since the date of this Agreement, no event has occurred which could reasonably be expected to have a Material Adverse Effect on the Company.

SECTION 7.7 Documents. All actions to be taken by the Sellers in connection with consummation of the Transactions contemplated hereby (including all deliveries specified in Section 2.5 and all certificates, opinions, instruments, and other documents required to effect the Transactions contemplated hereby will be reasonably satisfactory in form and substance to BOXL.

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ARTICLE VIII

CONDITIONS TO OBLIGATION OF THE SELLERS

The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

SECTION 8.1. Representations and Warranties True as of Closing. The representations and warranties set forth in Article V shall have been accurate, true and correct on and as of the date of this Agreement, and shall also be accurate, true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

SECTION 8.2. Compliance with Covenants. BOXL shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.

SECTION 8.3. Actions or Proceedings. No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the Transactions contemplated by this Agreement, (B) cause any of the Transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Sellers to own the `BOXL Common Stock representing the Purchase Price, or (D) affect adversely the right BOXL and its Subsidiaries to own their assets and to operate its consolidated bsuiness (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

SECTION 8.4. Certificate. BOXL shall have delivered to the Sellers a certificate to the effect that each of the conditions specified above in Sections 8.1 - 8.3 is satisfied in all respects.

SECTION 8.5. Documents. All actions to be taken by BOXL in connection with the consummation of the Transactions contemplated hereby, including all payments and deliveries specified in Section 2.6, and all certificates, opinions, instruments, and other documents required to effect the Transactions contemplated hereby will be reasonably satisfactory in form and substance to the Sellers.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

SECTION 9.1 Survival of Representations, Etc.

(a) Survival of Sellers’ Representations. Each of the representations and warranties of the Sellers set forth herein (the “Seller’s Representations”), other than Section 4.9 which shall survive for the applicable statute of limitations and for which indemnification is provided in Article X below are made as of the Closing and shall expire, together with any right to assert a claim for recovery under this Article IX (such a claim, an “Indemnification Claim”) based on any alleged inaccuracy in or breach of such representations and warranties, on the date that is one (1) year after the Closing Date (the “Survival Period”). Notwithstanding the preceding sentence of this Section 9.1(a), if, at any time prior to the one year expiration of the Survival Period, the Purchaser (acting in good faith) delivers to the Seller a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties set forth in Article II and setting forth in reasonable detail the basis for the Purchaser’s belief that such an inaccuracy or breach may exist and asserting an Indemnification Claim based on such alleged inaccuracy or breach, then the Indemnification Claim asserted in such notice shall survive the expiration of the Survival Period until such time as such Indemnification Claim is fully and finally resolved.

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(b) Survival of Purchaser’s Representations. Each of the representations and warranties of the Purchaser set forth in Article V (the “Purchaser’s Representations”) shall survive the Closing and shall expire, together with any right to assert a claim for recovery based on any alleged inaccuracy in or breach of such representations and warranties, on the expiration of the one (1) year Survival Period. Notwithstanding the preceding sentence of this Section 9.1(b), if, at any time prior to such expiration of the Survival Period, the Sellers (acting in good faith) delivers to the Purchaser a written notice alleging the existence of an inaccuracy in or a breach of any of the Purchaser’s Representations and setting forth in reasonable detail the basis for such Seller’s belief that such an inaccuracy or breach may exist and asserting an Indemnification Claim based on such alleged inaccuracy or breach, then the Indemnification Claim asserted in such notice shall survive the expiration of the Survival Period until such time as such Indemnification Claim is fully and finally resolved.

(c) Fraud. Notwithstanding the foregoing, nothing contained in this Section 9.1 or elsewhere in this Agreement shall limit the a party’s right to bring claims against the other party based on the other party’s fraud, or the rights of the other party to bring claims based on fraud (it being understood that, for purposes of this Section 9.1(c), the term “fraud” shall mean fraud committed with the intent to deceive).

SECTION 9.2 Indemnification by the Seller. From and after the Closing (but subject to the other provisions of Section 6.1, including, but not limited to, the Survival Period), the Seller shall indemnify the Purchaser against any Loss which is suffered by the Purchaser or the Company (the “Purchaser Indemnified Parties”) and which arise from:

(a) any inaccuracy in or breach of any of Sellers’ Representation; or

(b) any breach of, or failure by Sellers to perform, any covenant of the Seller set forth in Article V or Article VII of this Agreement.

SECTION 9.3 Indemnification by the Purchaser. From and after the Closing (but subject to the other provisions of Section 9.1, including, but not limited to, the Survival Period), the Purchaser or the Company shall indemnify the Sellers against any Loss which is suffered by the Seller and which arise from:

(a) any inaccuracy in or breach of any representation or warranty of Purchaser set forth in Article V; or

(b) any breach of, or failure by Purchaser or the Company to perform, any covenant of the Purchaser set forth in Section 6.5(b) or Section 6.6 or Article VII of this Agreement; or

(c) the Company’s conduct of the Business following the Closing.

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SECTION 9.4 Other Matters Relating to Indemnification.

(a) Effect of Knowledge. Notwithstanding anything to the contrary contained in this Agreement, the Sellers shall not be liable or responsible under this Article IX to the Purchaser for any inaccuracy in or breach of any representation or warranty of the Sellers contained in this Agreement if the Purchaser had, on or prior to the date of this Agreement, Knowledge of the inaccuracy in or breach of, or of any facts or circumstances constituting or resulting in the inaccuracy in or breach of, such representation or warranty.

(b) Calculation of Loss; Insurance Proceeds and Tax Benefits. The amount of any Loss that are subject to indemnification under this Article IX or Article X shall be calculated net of: (i) any Tax benefit received or receivable by the Purchaser or any Affiliate of the Purchaser in connection with such Loss or any of the events or circumstances giving rise or otherwise related to such Loss; and (ii) the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements received or receivable by the Purchaser or any Affiliate of the Purchaser in connection with such Loss or any of the events or circumstances giving rise or otherwise related to such Loss. .

(c) Deductible. Absent acts or omissions constituting fraud, the Seller shall not be required to make any indemnification payment pursuant to Section 6.2, unless the amount of Loss from any individual inaccuracy in or breach of any representation or warranty made by the Seller in this Agreement (or multiple inaccuracies or breaches of the same representation or warranty or of different representations and warranties, but based on similar events, conditions, facts or circumstances) exceeds $25,000 (the “Deductible”). If the total amount of all of the Loss exceeds the Deductible, then the Purchaser shall be entitled to be indemnified against the full the amount of such Loss, including the Deductible.

(d) Liability Cap. The Purchaser agrees that, absent acts or omissions constituting fraud, the total amount of Loss for which it is entitled to seek or obtain indemnification (and the maximum amount of payments required to be made by the Seller) pursuant to Section 9.2 with respect to the breach of any of Seller’s representations and warranties set forth in Article III shall be limited to the lesser of (i) the trading value of the 100,000 BOXL Shares issued to Sellers at the Closing as of the date of the alleged breach, or (ii) $700,000.

(e) Mitigation. Promptly after any Purchaser becomes aware of any event or circumstance that could reasonably be expected to constitute or give rise to any inaccuracy in or breach of any representation, warranty or covenant of the Seller set forth in this Agreement, without being liable to incur any additional costs or expenses, Purchaser shall (and shall cause the Company to) take all reasonable steps to mitigate and minimize all Loss that may result from such inaccuracy or breach.

(f) Exclusive Remedy. After the Closing, this Article IX and Article X below will provide the exclusive remedy against the Seller or the Purchaser, as applicable, for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement and/or the Transactions.

ARTICLE X

TAX MATTERS

SECTION 10.1 Tax Returns. The Sellers shall prepare and file, or cause to be prepared and filed, any Tax Return relating to the Company with respect to a period ending on or before the Closing Date. The Purchaser shall prepare and file, or cause to be prepared and filed Tax Returns relating to the Companies with respect to periods beginning with the Closing Date.

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SECTION 10.2 Consistent Tax Reporting. The Sellers, the Company and Purchaser shall treat and report the Transactions in all respects consistently for purposes of any federal, state, local or foreign Tax. The parties hereto shall not take any actions or positions inconsistent with the obligations set forth herein.

SECTION 10.3 Payment of Taxes by Purchaser. All Taxes for tax periods beginning on or after the Closing Date and any transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) shall be paid by Purchaser or the Company, as applicable, when due, and Purchaser shall cause the Company to file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, the Company will join in the execution of any such Tax Returns and other documentation.

SECTION 10.4 Payment of Taxes by Sellers and Tax Indemnity.

(a) From and after the Closing Date, the Sellers shall indemnify the Purchaser Indemnified Parties against and hold them harmless from any and all Losses arising out of Taxes of the Company with respect to all pre-Closing Tax periods in excess of any reserves therefor established in the Latest Balance Sheet. The relevant procedures applicable to obtaining Seller’s Tax Indemnification are set forth below. From and after the Closing, the Purchaser or the Company shall promptly notify the Sellers in writing of any demand, claim or notice of the commencement of an audit received by such Person from any Authority with respect to Tax Losses (each, a “Tax Proceeding”) for which the Sellers may be liable pursuant to this Section; provided, however, that a failure to give such notice will not affect the Purchaser Indemnified Party’s rights to indemnification under this Section, except to the extent that the Seller is prejudiced thereby. Such notice shall contain factual information (to the extent known) describing the asserted Tax Loss and shall include copies of the relevant portion of any notice or other document received from any Authority in respect of any such asserted Tax Loss. In the case of a Tax Proceeding, the Purchaser Indemnified Party shall be entitled to exercise full control of the defense, compromise or settlement of any Tax Proceeding, unless the Sellers within a reasonable time after the giving of notice of such Tax Proceeding by the Purchaser Indemnified Party delivers a written confirmation of the Seller’s intention to assume the defense thereof, in which case the Sellers shall be entitled to exercise full control of the defense, compromise or settlement of such Tax Proceeding. If the Sellers so assumes the defense of any such Tax Proceeding, then the applicable Purchaser Indemnified Party shall cooperate with the Seller in any manner that the Seller reasonably may request in connection with the defense, compromise or settlement thereof.

(b) The Seller will be entitled to any Tax refunds that are received by the Purchaser or the Company and any amounts credited against Taxes to which the Purchaser or Company become entitled to in any post-Closing Tax period, in each case that relate to a pre-Closing Tax period of the Company other than any such refunds or credits that arise with respect to amounts borne by the Purchaser or Company (and not indemnified by the Seller). The Purchaser will pay over to the Seller any such refund or the amount of any such credit, net of reasonable fees or expenses incurred by the Purchaser or the Company in obtaining such refund or credit, within five days after receipt of such refund or credit; provided that with respect to any automatic Tax refund for which the Seller.

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ARTICLE XI

TERMINATION

SECTION 11.1. Termination of Agreement. Certain of the parties may terminate this Agreement as provided below:

(a) BOXL and the Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) BOXL may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing (A) in the event the Sellers or the Article IV Parties have breached any material representation, warranty, or covenant contained in this Agreement in any material respect, BOXL has notified the Sellers of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before the Outside Closing Date by reason of the failure of any condition precedent under Article VII hereof (unless the failure results primarily from BOXL itself breaching any representation, warranty, or covenant contained in this Agreement); and

(c) the Sellers may terminate this Agreement by giving written notice to BOXL at any time prior to the Closing (A) in the event that BOXL has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Sellers has notified BOXL of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before the Outside Closing Date by reason of the failure of any condition precedent under Article VIII hereof (unless the failure results primarily from the Sellers breaching any representation, warranty, or covenant contained in this Agreement).

(d) Either party may terminate this Agreement by giving written notice to the other party at any time prior to the Closing in the event: (x) such other party incurs a Material Adverse Effect, or (y) such other party does anything outside of the Ordinary Course of Business to affect the working capital of such other party between the date hereof and the Closing Date.

SECTION 11.2. Effect of Termination. If any party terminates this Agreement pursuant to Section 11.1 above, all rights and obligations of the parties hereunder shall terminate, without any Liability of any party to any other party (except for any Liability of any party then in breach). Notwithstanding the foregoing, in the absence of a material breach by Sellers or the Article IV Parties of any representation or warranty set forth in Article III or IV, or the failure by Sellers to perform any material covenant or agreement on their part to be performed hereunder.

ARTICLE XII

MISCELLANEOUS

SECTION 12.1. Expenses. Each party will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Transactions contemplated hereby.

SECTION 12.2. Press Releases and Public Announcements. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of BOXL and the Sellers; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing party will use its best efforts to advise the other parties prior to making the disclosure).

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SECTION 12.3. No Third-Party Beneficiaries. Subject to the provisions of Section 12.5, this Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

SECTION 12.4. Entire Agreement. This Agreement (including the Exhibits and other documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof.

SECTION 12.5. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of BOXL and the Sellers; provided, however, that BOXL may, upon prior written notice to Sellers (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates or to BOXL, (ii) designate one or more of its Affiliates or BOXL to perform its obligations hereunder (in any or all of which cases BOXL nonetheless shall remain responsible for the performance of all of its obligations hereunder) and (iii) grant a security interest in respect of its rights hereunder to any Person providing financing to BOXL.

SECTION 12.6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

SECTION 12.7. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 12.8. Notices. All notices, requests, demands, claims, and other communications (“Notices”) hereunder will be in writing. Any Notices hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

(a) If to the Sellers or the Company, as follows;

EOS Education, LLC

6230 East Larkspur Drive

Scottsdale, AZ 85254

Attn.: Daniel Leis and Aleksandra Leis

Email: dan@eosedu.com, alex@eosedu.com

With a copy (which shall not

Constitute Notice) to:

Titus Brueckner & Levine PLC

8355 E. Hartford Drive, Suite 200

Scottsdale, AZ 85255

Attn: Matthew B. Levine

Tel. No. (480) 483-9600

Email: mlevine@tbl-law.com

(b) If to BOXL, addressed as follows:

Boxlight Corporation

1045 Progress Circle

Lawrenceville, GA 30043

Attn. Michael Pope, President

Tel. No. (360) 464-4478

Email. michael.pope@boxlight.com

With a copy (which shall not

constitute Notice) to:

CKR Law, LLP

1800 century Park East, 14th floor

Los Angeles, California 90067

Attn:Stephen A. Weiss, Esq.

Tel: (310) 400-0110

Email: sweiss@ckrlaw.com

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

SECTION 12.9. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Arizona without giving effect to any choice or conflict of Law provision or rule (whether of the State of Arizona or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Arizona.

SECTION 12.10. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by BOXL and Sellers. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

SECTION 12.11. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

SECTION 12.13. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

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SECTION 12.14. Incorporation of Exhibits and Schedules. The Exhibits and Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

SECTION 12.15. Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of Sections 6.4, 6.5, 6.8, 6.9,6.15 and 6.16 of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the aforementioned provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter (subject to the provisions set forth in Section 12.16 below), in addition to any other remedy to which they may be entitled, at law or in equity.

SECTION 12.16. Submission to Jurisdiction. Each of the parties submits to the jurisdiction of any state or federal court sitting in Phoenix, Arizona in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Any party may make service on any other party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 12.8 above. Nothing in this Section 12.16, however, shall affect the right of any party to bring any action or proceeding arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted by law or at equity. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

The balance of this page intentionally left blank – signature page follows

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

The Company:	EOSEDU, LLC

By:
	Name:	Daniel Leis
	Title:	Member, Manager and Authorized Signatory

The Sellers:

DANIEL LEIS

ALEKSANDRA LEIS

BOXL:	BOXLIGHT CORPORATION

By:
	Name:	Michael Pope
	Title:	President

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SCHEDULE A

Ownership of Company Membership Interests

Name of Member	Percentage of Membership Interests Owned

Daniel Leis	50%

Aleksandra Leis	50%

Total	100%